Form 10-K, Exhibit 13
period 1995-12-31
FIRST BANKING CENTER INC
filed 1996-03-29
CIK 356858

Independent Auditor's Report


Board of Directors
First Banking Center, Inc. and Subsidiaries
Burlington, Wisconsin


We have audited the accompanying consolidated balance sheets of First Banking Center, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in components of stockholders'equity, and cash flows for the years ended December 31, 1995, 1994 and 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.

An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Banking Center, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.


Conley McDonald LLP
Brookfield, Wisconsin
January 12, 1996

First Banking Center, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 1995 and 1994


                                      ASSETS
                                                     1995                1994
Cash and due from banks (Note B)             $    17,638,000          11,521,000
Federal funds sold                                 4,550,000             566,000
     Cash and cash equivalents                    22,188,000          12,087,000
Interest-bearing deposits in banks                 4,303,000           1,899,000
Available for sale securities
     - stated at fair value  (Note C)             30,092,000          21,655,000
Held to maturity securities
     - fair value of $30,167,000 in 1995
     and $29,505,000 in 1994 (Note D)             29,905,000          30,132,000
Loans, less allowance for loan losses
     of $2,336,000 and $2,095,000 in 1995
     and 1994 respectively (Notes E, F and P)    168,019,000         155,678,000
Office buildings and equipment, net (Note G)       5,071,000           4,707,000
Accrued interest receivable and other assets
     (Notes H, L and N)                            4,990,000           4,927,000
Total assets                                 $   264,568,000     $   231,085,000

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
     Non interest-bearing demand             $   32,995,000      $    29,294,000
     Interest-bearing demand                     25,007,000           20,082,000
     Money market demand accounts                36,167,000           37,063,000
     Savings                                     25,425,000           27,237,000
     Time (Note I)                               89,236,000           73,434,000
          Total deposits                        208,830,000          187,110,000
Securities sold under repurchase agreements      20,225,000           13,755,000
U.S. Treasury note account                           91,000              697,000
Long-term borrowings (Note J)                     8,933,000            6,805,000
Accrued interest payable and other
     liabilities (Note L)                         2,605,000            1,892,000
Total liabilities                               240,684,000          210,259,000

Commitments  and  contingencies  (Note O)

Stockholders' equity (Note K)
Common stock, $1.00 par value,3,000,000 shares
      authorized, 1,468,464 shares issued         1,468,000            1,468,000
Surplus                                           3,995,000            3,986,000
Retained earnings (Note Q and R)                 18,570,000           16,353,000
     Sub-total                                   24,033,000           21,807,000
Treasury stock, 27 and 5,316 shares for
     1995 and 1994 respectively, at cost             (1,000)            (54,000)
Unrealized gain (loss) on available for
     sale securities, net                          (148,000)           (927,000)
Total stockholders' equity                       23,884,000           20,826,000
Total liabilities and
     stockholders' equity                  $    264,568,000      $   231,085,000

See Notes to Consolidated Financial Statements.

First Banking Center, Inc. and Subsidiaries
Consolidated Statements of Income
Years ended December 31, 1995, 1994 and 1993

                                             1995           1994           1993
Interest income:

Interest and fees on loans (Note E)       $ 15,017,000   12,170,000   11,758,000
Interest on securities:
     Taxable                                 2,822,000    2,268,000    1,532,000
     Non-exempt                                480,000      557,000      604,000
     Interest on federal funds sold            308,000       55,000      113,000
     Interest on deposits in banks             183,000      182,000      340,000

Total interest income                       18,810,000   15,232,000   14,347,000

Interest expense:
     Interest on deposits (Note I )          7,487,000     5,815,000   5,888,000
     Interest on federal funds purchased
        and securities sold under
        repurchase agreements                  940,000       446,000      90,000
     Interest on U.S. Treasury note account     35,000        22,000      15,000
     Interest on long-term borrowings(Note J)  504,000       352,000     265,000

Total interest expense                       8,966,000     6,635,000   6,458,000

Net interest income                          9,844,000     8,597,000   7,889,000
Provision for loan losses (Note F)             470,000       270,000     710,000

Net interest income after
     provision for loan losses               9,374,000     8,327,000   7,179,000

Other operating income:
     Trust Department income                   345,000       326,000     318,000
     Service charges on deposit accounts       632,000       539,000     593,000
     Investment securities gains (losses)
        (Note C)                               (11,000)      (13,000)      5,000
     Other income                              541,000       506,000     458,000

Total other operating income                 1,507,000     1,358,000   1,374,000

Other operating expenses:
     Salaries and employee benefits
        (Note M)                             3,501,000     3,123,000   2,618,000
     Occupancy expenses                        547,000       511,000     473,000
     Equipment expenses                        659,000       491,000     424,000
     Computer services                         328,000       292,000     246,000
     FDIC assessment                           214,000       391,000     343,000
     Other expenses                          1,421,000     1,399,000   1,350,000

Total other operating expenses               6,670,000     6,207,000   5,454,000

Income before income taxes                   4,211,000     3,478,000   3,099,000
Income taxes (Note L)                        1,407,000     1,114,000     918,000


Net income                                $  2,804,000     2,364,000   2,181,000


Earnings per share
    Primary                               $       1.91          1.61        1.50

    Fully diluted                         $       1.91          1.61        1.50

    Weighted average shares outstanding      1,470,162     1,463,998   1,457,415


See Notes to Consolidated Financial Statements.

First Banking Center, Inc. and Subsidiaries
Consolidated Statements of Changes
in Components  of Stockholder's Equity
Years ended December 31, 1995, 1994 and 1993

                                                                      Unrealized
                                                                     gain (loss)
                                                                    on available
                        Common                Retained    Treasury     for sale
                        stock      Surplus    earnings     stock      securities

Balances,
December 31, 1992    $ 1,468,000  3,962,000  12,818,000  (157,000)

Net income - 1993                             2,181,000
Cash dividends paid -
 $0.33 per share                               (484,000)
Exercise of stock
 options                             13,000                47,000


Balances,
December 31, 1993      1,468,000  3,975,000  14,515,000  (110,000)


Net income - 1994                             2,364,000
Cash dividends paid -
 $0.36 per share                               (526,000)
Exercise of stock
 options                             11,000                56,000
Change in unrealized
 gain (loss) on
 available for sale
 securities, net                                                       (927,000)


Balances,
December 31, 1994      1,468,000  3,986,000  16,353,000   (54,000)     (927,000)


Net income - 1995                             2,804,000
Cash dividends paid -
 $.40  per share                               (587,000)
Exercise of stock
 options                              9,000                53,000
Change in unrealized
 gain (loss) on
 available for sale
 securities, net                                                        779,000

Balances,
December 31, 1995    $ 1,468,000  3,995,000  18,570,000    (1,000)     (148,000)

See Notes to Consolidated Financial Statements.

First Banking Center, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years ended December 31, 1995, 1994 and 1993

                                         1995           1994           1993

Cash flows from operating activities:

Net income                          $  2,804,000       2,364,000      2,181,000
Adjustments to reconcile
 net income to net cash provided
 by operating activities:

   Depreciation                          565,000         477,000        340,000
   Provision for loan losses             470,000         270,000        710,000
   Provision for deferred taxes         (189,000)       (188,000)      (203,000)
   Amortization and accretion of
     bond premiums and discounts -net    121,000         171,000         97,000
   Amortization of excess cost over
     equity in underlying net assets
     of subsidiary                         2,000          (1,000)        10,000
   Investment securities (gains) losses   11,000          13,000         (5,000)
   (Increase) decrease in assets:
     Interest receivable                (468,000)       (269,000)       (43,000)
     Other assets                        238,000      (1,215,000)       (49,000)
   Increase (decrease) in liabilities:
     Taxes payable                      (235,000)        204,000       (205,000)
     Interest payable                    350,000          26,000         19,000
     Other liabilities                   598,000         288,000         81,000

Total adjustments                      1,463,000        (224,000)       752,000

Net cash provided by operating
  activities                           4,267,000       2,140,000      2,933,000


Cash flows from investing activities:
Net (increase) decrease in interest-
  bearing deposits in banks           (2,404,000)      9,110,000        194,000
Proceeds from sales of available
  for sale securities                  1,000,000       4,614,000
Proceeds from maturities of
  available for sale securities       15,909,000       2,396,000
Purchase of available for sale
  securities                         (24,288,000)     (7,841,000)
Proceeds from maturities of held
  to maturity securities               7,370,000       9,655,000
Purchase of held to maturity
  securities                          (7,200,000)    (10,255,000)
Proceeds from sales of securities
  held for investment                                                   335,000
Proceeds from maturities of securities
  held for investment                                                11,574,000
Purchase of securities held
  for investment                                                    (31,857,000)
Net increase in loans                (12,811,000)    (20,247,000)   (12,114,000)
Purchase of office buildings
  and equipment                         (929,000)     (1,174,000)      (440,000)

Net cash used in investing
  activities                         (23,353,000)    (13,742,000)   (32,308,000)

First Banking Center, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(concluded)
Years ended December 31, 1995, 1994 and 1993

                                         1995           1994            1993

Cash flows from financing activities:
Net increase in deposits            $ 21,720,000       9,539,000     17,696,000
Dividends paid                          (587,000)       (526,000)      (484,000)
Proceeds from long-term borrowings     5,609,000         415,000      2,909,000
Payments on long-term borrowings      (3,481,000)
Net increase (decrease) in
  U.S. Treasury note account            (606,000)       (701,000)       167,000
Net increase in securities sold
  under repurchase agreements          6,470,000       4,167,000      2,091,000
Proceeds from stock options exercised     62,000          67,000         60,000

Net cash provided by financing
  activities                          29,187,000      12,961,000     22,439,000


Net increase (decrease) in
  cash and cash equivalents           10,101,000       1,359,000     (6,936,000)

Cash and cash equivalents
  at beginning of year                12,087,000      10,728,000     17,664,000

Cash and cash equivalents
  at end of year                    $ 22,188,000      12,087,000     10,728,000


Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest                          $  8,616,000       6,609,000       6,439,000

  Income taxes                      $  1,642,000       1,106,000       1,326,000


Supplemental schedule of non-cash investing and
  financing activities:
Securities held for investment reclassified to:
  Held to maturity securities       $                 29,604,000

  Available for sale securities     $                 22,269,000


Net change in unrealized gain (loss) on
  available for sale securities     $    779,000        (927,000)


See Notes to Consolidated Financial Statements.

First Banking Center, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A.-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.  Consolidation:

The consolidated financial statements of First Banking Center,Inc. include the accounts of its wholly owned subsidiaries, First Banking Center - Burlington and First Banking Center -Albany. First Banking Center - Burlington includes the accounts of its wholly owned subsidiary, First Banking Center Burlington Investment Corporation. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and conform to predominate practice within the banking industry. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.


2.  Nature of banking activities:

The consolidated income of First Banking Center, Inc. is principally from income of the two bank subsidiaries. The subsidiary Banks grant agribusiness, commercial, residential loans, deposit and trust services to customers primarily in southeastern and south central Wisconsin. The Banks are subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally the Company and the Banks are subject to the regulations of certain regulatory agencies and undergo periodic examination by those regulatory agencies.

3.  Basis of financial statement presentation:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

4.  Cash and cash equivalents:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and investments with an original maturity of three months or less. Generally, federal funds are sold for one-day periods.

The Banks maintain amounts due from banks which, at times, may exceed federally insured limits. The Banks have not experienced any losses in such accounts.

5.  Investment in debt and marketable equity securities:

As of January 1, 1994, the Company changed its method for accounting for debt and equity securities in accordance with FASB Statement No. 115. This statement requires that management determine the appropriate classification of securities at the date of adoption and thereafter as each individual security is acquired. In addition, the appropriateness of such classification should be reassessed at each balance sheet date. The January 1, 1994 balance of stockholders' equity was decreased by $71,000 net of the $37,000 related tax effect, to recognize the net unrealized holding loss on securities at that date. The classifications and related accounting policies under FASB Statement No. 115 are as follows:

Available for sale securities:

Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Available for sale securities also includes equity securities. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses net of the related deferred tax effect are reported as increases or decreases in stockholders' equity. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Held to maturity securities:

Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

Transfers of debt securities into the held to maturity classification (if any) from the available for sale classification are made at fair value on the date of transfer. The unrealized holding gain or loss on the date of transfer is retained in the separate component of stockholders' equity and in the carrying value of the held to maturity securities. Such amounts are amortized over the remaining contractual lives of the securities by the interest method.

Held for investment securities:

At December 31, 1993, investment securities were stated at cost adjusted for amortization of premiums and accretion of discounts using a level yield method. Realized gains or losses on the sale of securities were determined on the basis of the specific security sold and were included in earnings.

6.  Loans:

Loans are stated at the amount of unpaid principal reduced by the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Accrual of interest on impaired loans is discontinued when, in the opinion of management, there is reasonable doubt as to the borrower's ability to meet payments of interest or principal when they become due. Cash collections on impaired loans that are on a nonaccrual basis are credited to the loan receivable balance and no interest income is recognized on those loans until the principal balance is current. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and has been paying on a timely basis for a period of time.

On January 1, 1995, the Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FASB 118, which requires loans to be considered impaired when, based on current information and events, it is probable the Banks will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The portion of the allowance for loan losses applicable to impaired loans has been computed based on the present value of the estimated future cash flows of interest and principal discounted at the loan's effective interest rate or on the fair value of the collateral for collateral dependent loans.

7.  Allowance for loan losses:

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the banks to make additions to the allowance for loan losses based on their judgments of collectibility based on information available to them at the time of their examination.

8.  Office buildings and equipment:

Depreciable assets are stated at cost less accumulated depreciation. Provisions for depreciation are computed on straight-line and accelerated methods over the estimated useful lives of the assets, which range from 15 to 50 years for buildings and 3 to 15 years for equipment.

9.  Profit-sharing plan:

The Company has established a trusteed contributory 401(k) profit-sharing plan for qualified employees. The Company's policy is to fund contributions as accrued.

10.  Income taxes:

The Company files a consolidated federal income tax return and individual subsidiary state income tax returns. Accordingly, amounts equal to tax benefits of those companies having taxable federal losses or credits are reimbursed by the other companies that incur federal tax liabilities.

Amounts provided for income tax expense are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable under tax laws. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. The differences relate principally to the reserve for loan losses, nonaccrual loan income, deferred compensation and pension, fixed assets and unrealized gains and losses on available for sale securities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

11.  Off-balance-sheet financial instruments:

In the ordinary course of business the subsidiary Banks have entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

The Company enters into interest rate swap agreements to manage interest rate exposure in its loan portfolio from changes in market interest rates. The interest rate swap agreements represent an exchange of interest payments with independent parties to hedge forward interest rate exposure on certain fixed rate loans. The interest differential to be paid or received on interest rate swap agreements is accrued monthly and recognized over the life of the agreement. The related amount payable to or receivable from counterparties is included in other liabilities or assets. The fair values of the swap agreements are not recognized in the consolidated financial statements. Gain or losses on the sale of any interest rate contract are deferred and amortized as a yield adjustment to the underlying assets or liabilities which were originally hedged. The Company had no deferred gains or losses for interest rate contracts at December 31, 1995 and 1994.

12.  Trust assets and fees:

Property held for customers in fiduciary or agency capacities is not included in the accompanying balance sheet, since such items are not assets of the Company. In accordance with established industry practice, income from trust fees is reported on the cash basis. Reporting of trust fees on an accrual basis would have no material effect on reported income.


13.  Earnings per share:

Earnings per share are computed based upon the weighted average number of common and common equivalent shares outstanding during each year. In the computation of weighted average shares outstanding all dilutive stock options are assumed to be exercised at the beginning of each year and the proceeds are used to purchase shares of the Company's common stock at the average market price during the year. Fully diluted earnings per share are computed in a similar manner except, to reflect maximum potential dilution, the market price at the close of the reported period is used if higher than the average market price during the year.

14.  Fair  value of financial instruments:

FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, both assets and liabilities, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and cash equivalents:

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate their fair values.

Investment securities (including mortgage-backed securities):

Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable:

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

Deposit liabilities:

The fair values disclosed for demand deposits equal their carrying amounts which represents the amount payable on demand. The carrying amounts for variable-rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected maturities on time deposits.

Short-term borrowings:

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

Long-term borrowing:

The fair values for the fixed rate borrowings are estimated using a discounted cash flow calculation that applies interest rates currently being offered on the borrowings to a schedule of aggregated expected maturities on the borrowings.

Off-balance-sheet  instruments:

The estimated fair value of fee income on letters of credit is insignificant. Loan commitments on which the committed interest rate is different than the current market rate are also insignificant.

The fair values of interest rate swap agreements are obtained from dealer quotes. These values represent the estimated amount the Company would receive or pay to terminate the contracts or agreements taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparty.

15.  Emerging Accounting Standards:

Accounting for Mortgage Servicing Rights:

FASB has issued Statement No. 122, Accounting for Mortgage Servicing Rights. Statement No. 122 amends certain provisions of Statement No. 65 to eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. If the Company sells or securitizes mortgage loans and retains the mortgage servicing rights, the Company should allocate the total cost of mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Any costs allocated to mortgage servicing rights should be recognized as a separate asset. This Statement is effective for the Company's year ending December 31, 1996.
The Company has not early adopted FASB 122 as management believes the effect would not be material.

Stock-Based Compensation:

The FASB has issued Statement No. 123, Accounting for Stock-Based Compensation. FASB No. 123 encourages, but does not require, the Company to account for stock-based compensation awards on the basis of fair value at the date the awards are granted. The fair value of the award would be shown as an expense on the income statement. However, the FASB also allows the Company to continue to measure compensation cost using the intrinsic value as prescribed by APB No.
25. If the Company elects to use the intrinsic value, they will not show an expense in the income statement, however, they will be required to provide new footnote disclosures about the stock-based compensation and must make pro forma disclosures of net income and earnings per share as if the fair value-based method of accounting had been applied. This statement is effective for the Company's year ending December 31, 1996. The Company has not early adopted FASB No. 123 as management believes the effect will not be material.

NOTE B.-CASH and DUE from BANKS

The Company's bank subsidiaries are required to maintain vault cash and reserve balances with Federal Reserve Banks based upon a percentage of deposits. These requirements approximated $1,182,000 and $1,033,000 at December 31, 1995 and 1994 respectively.

NOTE C.-AVAILABLE for SALE SECURITIES

Amortized costs and fair values of available for sale securities as of December 31, 1995 and 1994 are summarized as follows:

                                         December 31, 1995


                                             Gross         Gross
                              Amortized      unrealized    unrealized    Fair
                              cost           gains         losses        value

U.S. Treasury securities    $  3,749,000     24,000         2,000      3,771,000
Obligations of other U.S.
  government agencies
  and corporations             8,963,000     20,000         4,000      8,979,000

                              12,712,000     44,000         6,000     12,750,000

Mortgage-backed securities    13,204,000      7,000       199,000     13,012,000
Mutual funds                   3,146,000                   46,000      3,100,000
Federal Home Loan Bank stock   1,230,000                               1,230,000

                            $ 30,292,000     51,000       251,000     30,092,000

                                                 December 31, 1994

                                             Gross        Gross
                               Amortized     unrealized   unrealized     Fair
                               cost          gains        losses         value

U.S. Treasury securities    $  6,325,000                  106,000      6,219,000
Obligations of other U.S.
  government agencies
  and corporations               250,000                   23,000        227,000

                               6,575,000                  129,000      6,446,000

Mortgage-backed securities    12,741,000                1,085,000     11,656,000
Mutual funds                   3,003,000                  119,000      2,884,000
Federal Home Loan Bank stock     669,000                                 669,000

                            $ 22,988,000                1,333,000     21,655,000

The amortized cost and fair value of available for sale securities as of December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities in mortgage-backed securities equity securities, and mutual funds since the anticipated maturities are not readily determinable. Therefore, these securities are not included in the maturity categories in the following maturity summary:

                                                 December 31, 1995

                                                      Amortized        Fair
                                                      cost             value

Due in one year or less                            $  7,424,000        7,428,000
Due after one year through 5 years                    4,271,000        4,307,000
Due after 5 years through 10 years                    1,017,000        1,015,000

                                                   $ 12,712,000       12,750,000

Following is a summary of the proceeds from sales of investment securities, available for sale and held for investment as well as gross gains and losses for the years ended December 31:

                                                      December 31,
                                             1995           1994         1993

Proceeds from sales of investment
  securities, available for sale
  and held for investment                $ 1,000,000     4,614,000      335,000

Gross gains on sales                                                      9,000
Gross losses on sales                        (11,000)      (13,000)      (4,000)

                                         $   (11,000)      (13,000)       5,000

Related income taxes (benefit)           $                  (5,000)       2,000

Available for sale securities with a carrying amount of $19,244,000 and $12,827,000 as of December 31, 1995 and 1994 respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.


NOTE D.-HELD TO MATURITY SECURITIES

Amortized costs and fair values of held to maturity securities as of December 31, 1995 and 1994 are summarized as follows:

                                                December 31, 1995

                                            Gross         Gross
                               Amortized    unrealized    unrealized     Fair
                               cost         gains         losses        value

U.S. Treasury securities    $  7,564,000     88,000        27,000      7,625,000
Obligations of other U.S.
  government agencies
  and corporations             1,783,000     22,000         2,000      1,803,000
Obligations of states and
  political subdivisions      11,377,000    105,000        30,000     11,452,000
Other                          1,095,000      6,000         3,000      1,098,000

                              21,819,000    221,000        62,000     21,978,000

Mortgage-backed securities     8,086,000    144,000        41,000      8,189,000

                            $ 29,905,000   365,000        103,000     30,167,000

                                                    December 31, 1994

                                            Gross         Gross
                               Amortized    unrealized    unrealized    Fair
                               cost         gains         losses        value

U.S. Treasury securities    $  7,582,000                  295,000      7,287,000
Obligations of other U.S.
  government agencies
  and corporations               251,000                   19,000        232,000
Obligations of states
  and political subdivisions   8,914,000     91,000       163,000      8,842,000
Other                          1,147,000                   30,000      1,117,000

                              17,894,000     91,000       507,000     17,478,000

Mortgage-backed securities    12,238,000     83,000       294,000     12,027,000

                            $ 30,132,000    174,000       801,000     29,505,000

The amortized cost and fair value of securities held to maturity as of December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities in mortgage-backed securities since the anticipated maturities are not readily determinable. Therefore, these securities are not included in the maturity categories in the following maturity summary:

                                                    December 31, 1995

                                                      Amortized        Fair
                                                      cost             value

Due in one year or less                            $  5,060,000        5,083,000
Due after one year through 5 years                   12,468,000       12,595,000
Due after 5 years through 10 years                    3,492,000        3,504,000
Due after 10 years                                      799,000          796,000

                                                   $ 21,819,000       21,978,000


Held to maturity securities with a carrying value of $5,771,000 and $4,797,000 as of December 31, 1995 and 1994 respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

NOTE E.-LOANS

Major classifications of loans are as follows:

                                                          December 31,
                                                       1995           1994

Commercial                                       $  27,659,000    $  27,713,000
Agricultural production                              5,810,000        6,163,000
Real estate:
  Construction                                      20,652,000       14,437,000
  Commercial                                        37,005,000       33,027,000
  Agricultural                                         733,000        1,014,000
  Residential                                       67,729,000       66,004,000
Installment and consumer                             6,961,000        7,074,000
Municipal loans                                      3,806,000        2,341,000

                                                   170,355,000      157,773,000
Allowance for loan losses                           (2,336,000)      (2,095,000)

Total loans                                      $ 168,019,000    $ 155,678,000

The following table presents data on impaired loans at December 31, 1995.
Impaired loans for which an allowance has been provided              $
Impaired loans for which no allowance has been provided                1,501,000
Total loans determined to be impaired                                  1,501,000
Allowance for loan loss for impaired loans included in the
  allowance for loan losses
Average recorded investment in impaired loans                            807,000
Interest income recognized from impaired loans                             7,000
Cash basis interest income recognized from impaired loans                  7,000

The loan portfolio includes $778,000 at December 31, 1994 of loans which have been placed on a nonaccrual status. Interest which would have been recorded, had the loans been on the accrual basis, would have amounted to $12,000 in 1994. Interest income on these loans, which is recorded only when received, amounted to $4,000 in 1994. There were no restructured loans as of December 31, 1994.

Certain directors and executive officers of the Company, and their related interests, had loans outstanding in the aggregate amounts of $765,000 and $1,299,000 at December 31, 1995 and 1994 respectively. During 1995, $536,000 of new loans were made and repayments totaled $1,070,000. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and did not involve more than normal risks of collectibility or present other unfavorable features.

NOTE F.-ALLOWANCE for LOAN LOSSES

The allowance for loan losses reflected in the accompanying consolidated financial statements represents the allowance available to absorb loan losses. An analysis of changes in the allowance is presented in the following tabulation:

                                                       December 31,
                                           1995           1994           1993

Balance, beginning of year            $ 2,095,000      1,886,000      1,714,000
Loan charge offs                         (291,000)      (305,000)      (604,000)
Recoveries                                 62,000        244,000         66,000
Provision charged to operations           470,000        270,000        710,000

Balance, end of year                  $ 2,336,000      2,095,000      1,886,000

NOTE G.-OFFICE BUILDINGS and EQUIPMENT

Office buildings and equipment are stated at cost less accumulated depreciation and are summarized as follows:

                                                          December 31,
                                                      1995           1994

Land                                                $ 1,079,000       1,063,000
Buildings and improvements                            4,170,000       3,722,000
Furniture and equipment                               2,983,000       2,769,000

                                                      8,232,000       7,554,000
Less accumulated depreciation                         3,161,000       2,847,000

Total office buildings and equipment                $ 5,071,000       4,707,000

Depreciation expense as of December 31, 1995, 1994, and 1993 was $565,000, $477,000 and $340,000 respectively.

NOTE H.-VALUATION of CORE DEPOSITS

The fair market value of core deposits of the First Banking Center - Albany at
the date of acquisition amounted to $310,000.   The valuation was determined by
an independent appraisal firm. The amount, net of amortization, has been included as part of other assets and is being amortized over the average remaining life of the deposits. Amortization expense for the years ended December 31, 1995, 1994 and 1993 amounted to $3,000, $3,000 and $12,000 respectively. Accumulated amortization amounted to $298,000, $295,000 and $292,000 at December 31, 1995, 1994 and 1993 respectively.

NOTE I.-DEPOSITS and INTEREST on DEPOSITS

Time deposits in excess of $100,000 totaled $7,734,000 and $5,793,000 at December 31, 1995 and 1994 respectively.

Interest expense on deposits for the years ended December 31, 1995, 1994 and 1993 is as follows:
                                                    December 31,
                                                  1995        1994        1993

Interest bearing demand                      $   519,000     441,000     403,000
Money market demand accounts                   1,389,000   1,229,000   1,256,000
Savings deposits                                 771,000     793,000     736,000
Time, $100,000 and over                          611,000     219,000     242,000
Time, under $100,000                           4,197,000   3,133,000   3,251,000

Total                                        $ 7,487,000   5,815,000   5,888,000

NOTE J.-LONG-TERM BORROWINGS

During 1992, the Company entered into a master contract agreement with the Federal Home Loan Bank (FHLB) which provides for borrowing up to the maximum of $12,600,000. The indebtedness is evidenced by a master contract dated September 14, 1992. FHLB provides both fixed and floating rate advances. Floating rates are tied to short-term market rates of interest, such as Federal Funds Treasury Bill rates. Fixed rate advances are priced in reference to market rates of interest at the time of the advance, namely the rates that FHLB pays to borrowers at various maturities.

Various advances were obtained during prior years with total outstanding balances of $8,933,000 and $6,805,000 at December 31, 1995 and 1994
respectively, with applicable interest rates ranging from 4.60% to 6.83%. Interest is payable monthly with principal payment due at maturity.

The advances are secured by a security agreement pledging a portion of the Subsidiary banks' real estate mortgages with a carrying value of $14,292.000.

Future principal payments required to be made are as follows:

Years ending December 31:
            1996                                      $ 3,049,000
            1997                                          150,000
            1998                                        5,263,000
            1999                                          265,000
            2000                                          206,000

                                                      $ 8,933,000

NOTE K.-STOCKHOLDERS' EQUITY

In 1994, the Board of Directors approved a three-for-one stock split to be accomplished by a 200% stock dividend payable on September 6, 1994. All amounts of per share data have been adjusted to reflect the stock split.

Transfers from retained earnings to surplus in the subsidiary banks have not been reflected in the consolidated financial statements.

In 1994, the Company established a new Incentive Stock Option Plan which was approved by the shareholders' at the 1995 annual meeting, providing for the granting of options for up to 300,000 shares of common stock to key officers and employees of the Company. Options are granted at the current market value unless the stock is traded on a public market which it is then granted at the average of the high and the low for the year, provided, however, if the principal market is a national exchange, the grant price shall be the last reported sales price. Options may be exercised 33.33% per year beginning one year after the date of the grant and must be exercised within a four year period.

Activity of the Incentive Stock Option Plan is summarized in the following table:

                                      Options      Options        Option price
                                      available    outstanding    per share
Balance, December 31, 1992            $ 150,726      36,000        9.33-12.67
  Granted                                (9,150)      9,150          15.33
  Exercise of stock option                           (6,450)          9.33
  Canceled                                3,750      (3,750)       9.33-12.67
Balance, December 31, 1993              145,326      34,950       10.00-15.33
  Stock options authorized
    under new plan                      300,000                        -
  Granted                                (9,600)      9,600          19.00
  Exercise of stock option                           (6,600)      10.00-12.67
  Canceled                             (145,326)     (3,225)      10.00-15.33
Balance, December 31,1994               290,400      34,725       11.33-19.00
  Granted                               (12,075)     12,075          22.00
  Exercise of stock option                           (5,289)      11.33-12.67
  Canceled                                  300      (3,575)      11.33-19.00
Exercisable, December 31, 1995          278,625      37,936       12.67-22.00

NOTE L.-INCOME TAXES

The provision for income taxes included in the accompanying consolidated financial statements consists of the following:

                                                       December 31,
                                          1995           1994           1993
Current provision:
  Federal                              $ 1,326,000       1,105,000      961,000
  State                                    270,000         197,000      160,000
Total current income taxes               1,596,000       1,302,000    1,121,000
Deferred income taxes (benefit)           (189,000)       (188,000)    (203,000)
Total provision for income taxes       $ 1,407,000       1,114,000      918,000

The net deferred tax assets in the accompanying balance sheets include the following amounts of deferred tax assets and liabilities:

                                                          December 31,
                                                  1995       1994        1993
Deferred tax assets:
Allowance for loan losses               $  734,000         637,000      556,000
Unrealized loss on available
   for sale securities                      41,000         405,000
Depreciation                                19,000          16,000
Pension                                    199,000         158,000      139,000
Deferred compensation                      225,000         126,000       89,000
Other                                       27,000          41,000        3,000
Deferred tax liabilities:
Depreciation                               (25,000)
Other                                                      (10,000)     (20,000)

Balance, end of year                    $ 1,201,000      1,376,000      783,000

Management believes it is more likely than not, that the gross deferred tax assets will be fully realized. Therefore, no valuation allowance has been recorded as of December 31, 1995 or 1994.

A reconciliation of statutory Federal income taxes based upon income before taxes, to the provision for federal and state income taxes, as summarized above, is as follows:

                                                 December 31,
                                   1995                1994                1993

                                    % of              % of                % of
                                    pretax            pretax              pretax
                            Amount  income   Amount   income    Amount    income

Reconciliation of statutory
  to effective taxes:
  Federal income taxes at
    statutory rate       $ 1,432,000  34.0%  1,183,000  34.0%   1,054,000  34.0%
  Adjustments for:
    Tax-exempt interest on
      municipal obligations (188,000) (4.5)   (216,000) (6.2)    (237,000) (7.6)
    Increases in taxes
      resulting from State
      income taxes           178,000   4.2     130,000   3.7      106,000   3.4

    Other - net              (15,000) (0.3)     17,000   0.5       (5,000) (0.2)

Effective income taxes   $ 1,407,000  33.4%  1,114,000  32.0%     918,000  29.6%

NOTE M.-PENSION PLAN

The Company has a 401(k) plan, contributions in 1995 were $92,000, $94,000 in 1994, and $80,000, in 1993.


NOTE N.-SALARY CONTINUATION AGREEMENT

During 1994, the Company entered into a salary continuation agreement with an officer. The agreement provides for the payment of specified amounts upon the employee's retirement or death which is being accrued over the anticipated remaining period of employment. Expense recognized for future benefits under this agreement totaled $188,016 and $78,340 during 1995 and 1994 respectively.

Although not part of the agreement, the Company purchased paid-up life insurance on the officer which could provide funding for the payment of benefits.
Included in other assets is $874,265 and $831,985 of related cash surrender value as of December 31, 1995 and 1994 respectively.

NOTE O.-COMMITMENTS and CONTINGENCIES

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

The subsidiary Banks are party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

The subsidiary Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The subsidiary Banks use the same credit policies in making commitments and issuing letters of credit as they do for on-balance-sheet instruments.

A summary of the contract or notional amount of the Banks' exposure to off-balance-sheet risk as of December 31, 1995 and 1994 is as follows:

                                                       1995            1994
Financial instruments whose contract amounts
  represent credit risk:
Commitments to extend credit                      $ 24,064,000       26,364,000
Standby letters of credit                            4,387,000        2,233,000
Notional amount of financial instruments -
  Interest rate swap                                 2,000,000        2,000,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued by the subsidiary Banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary Banks evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the subsidiary Banks upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

On April 10, 1991, the Company entered into a $2,000,000 interest rate swap agreement with another company to manage interest rate exposure. The interest rate swap agreement is structured as a hedge of specific fixed-rate loans whose terms coincide with the term of the swap agreement. Under the terms of the swap agreement, the parties exchange interest payment streams calculated on the $2,000,000 notional principal amount. The swap agreement is structured so that the Company pays a fixed interest rate of 8.27% and receives a variable rate based on the 3 month LIBOR. The variable rate of this swap agreement at December 31, 1995 was 5.94% and the weighted average for the year ended December 31, 1995 was 6.23%. The swap agreement expires on April 10, 1996, which coincides with the maturity of the fixed rate loans.

NOTE P.-Concentration of Credit Risk

Practically all of the subsidiary Banks' loans, commitments, and commercial and standby letters of credit have been granted to customers in the subsidiary Banks' market area. Although the subsidiary Banks have a diversified loan portfolio, the ability of their debtors to honor their contracts is dependent on the economic conditions of the counties surrounding the subsidiary Banks. The concentration of credit by type loan are set forth in note E.

NOTE Q.-RETAINED EARNINGS

A source of income and funds of First Banking Center, Inc. are dividends from its subsidiary Banks. Dividends declared by the subsidiary Banks that exceed the net income for the most current year plus retained net income for the preceding two years must be approved by Federal and State regulatory agencies. Under this formula, dividends of approximately $5,021,000 may be paid without prior regulatory approval. Maintenance of adequate capital at the subsidiary Banks effectively restricts potential dividends to an amount less than $5,021,000.

NOTE R.-REGULATORY CAPITAL REQUIREMENTS

The subsidiary Banks are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the subsidiary Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the subsidiary Banks must meet specific capital guidelines that involve quantitative measures of the subsidiary Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.
The subsidiary Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.


Quantitative measures established by regulation to ensure capital adequacy requires the subsidiary Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1995, the subsidiary Banks meet all capital adequacy requirements to which it is subject.

As of December 31, 1995, the most recent notification from the regulatory agencies categorized the subsidiary Banks as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the subsidiary Banks must maintain minimum total risk-based, Tier I risk- based, and leverage ratios as set forth in the table. There are no conditions or events since these notifications that management believes have changed the institution's category.

Following is a comparison of the subsidiary Banks' 1995 actual with the minimum requirements for well-capitalized and adequately capitalized banks, as defined by the federal regulatory agencies' Prompt Corrective Action Rules:

                               1995 Actual                Minimum   Requirements
                    First Banking      First Banking
                       Center-            Center-          Well      Adequately
                      Burlington          Albany      capitalized    capitalized

Tier 1 risk-based
   capital              14.25%              15.02%         6.00%         4.00%
Total risk-based
   capital              15.50%              16.28%        10.00%         8.00%
Leverage ratio           9.63%               9.78%         5.00%         4.00%

NOTE S.-Fair VALUES of FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows:

                                 December 31, 1995          December 31, 1994
                                           Estimated                  Estimated
                              Carrying       fair        Carrying        fair
                               amount        value        amount         value
Financial assets:
Cash and cash equivalents  $  22,188,000   22,188,000    12,087,000  12,087,000
Interest bearing deposits
  in banks                     4,303,000    4,303,000     1,899,000   1,899,000
Securities                    60,197,000   60,259,000    51,787,000  51,160,000
Loans                        170,355,000  170,535,000   157,773,000 156,962,000
  Less allowance for
   loan losses                 2,336,000                  2,095,000
Net loans                    168,019,000  170,535,000   155,678,000 156,962,000
Financial liabilities:
Deposits                     208,830,000  208,857,000   187,110,000 186,858,000
Repurchase agreements         20,225,000   20,229,000    13,755,000  13,755,000
U.S. Treasury note account        91,000       91,000       697,000     697,000
Long-term borrowings           8,933,000    8,974,000     6,805,000   6,601,000
Off-balance-sheet instruments
   interest rate swap                         (25,000)                  (35,000)


NOTE T.-FIRST BANKING CENTER, INC. (PARENT COMPANY only) FINANCIAL INFORMATION

                                                        December 31,
                                                   1995                1994
Condensed balance sheets:
Assets:
  Cash                                      $     205,000             136,000
  Investment in subsidiaries                   23,521,000          20,564,000
  Interest-bearing deposits in banks              120,000             115,000
  Other assets                                    123,000              49,000

Total assets                                $  23,969,000          20,864,000

Liabilities - other liabilities             $      85,000              38,000

Stockholders' equity:
  Common stock, $1.00 par, 3,000,000 shares
    authorized, 1,468,000 shares issued     $   1,468,000           1,468,000
  Surplus                                       3,995,000           3,986,000
  Retained earnings                            18,570,000          16,353,000

                                               24,033,000          21,807,000

  Treasury stock - 27 and 5,316, shares
    for 1995 and 1994 respectively, at cost        (1,000)            (54,000)
  Unrealized gain (loss) on available
   for sale securities, net                      (148,000)           (927,000)

Total stockholders' equity                     23,884,000          20,826,000

Total liabilities and
  stockholders' equity                      $  23,969,000          20,864,000

                                                        December 31,
                                             1995          1994          1993
Condensed statements of income:
Income:
  Dividends from subsidiaries           $   687,000       603,000       515,000
  Management fees from subsidiaries       1,293,000
  Other                                       6,000         6,000        10,000

Total income                              1,986,000       609,000       525,000

Expenses:
  Salaries and employee benefits            912,000
  Occupancy expenses                         83,000
  Equipment expense                         185,000
  Computer services                          21,000
  Other expenses                            190,000        29,000        32,000

Total expenses                            1,391,000        29,000        32,000

Income before income tax benefit
   and equity in undistributed net
   income of subsidiaries                   595,000       580,000       493,000
Income tax benefit                          (31,000)       (9,000)       (8,000)
Income before equity in undistributed
   net income of subsidiaries               626,000       589,000       501,000
Equity in undistributed net income
   of subsidiaries                        2,178,000     1,775,000     1,680,000

Net income                              $ 2,804,000     2,364,000     2,181,000

Condensed statements of cash flows:
Cash flows from operating activities:
Net income                              $ 2,804,000     2,364,000     2,181,000
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
    Amortization of goodwill                  2,000         2,000        10,000
    (Increase) decrease in other assets     (54,000)      (25,000)
    (Increase) decrease in income taxes
      receivable                            (23,000)      (2,000)         2,000
    Increase (decrease) other liabilities    48,000
    Equity in undistributed earnings     (2,178,000)  (1,775,000)    (1,680,000)

Total adjustments                        (2,205,000)  (1,800,000)    (1,668,000)
Net cash provided by operating activities   599,000      564,000        513,000

Cash flows from investing activities:
Net (increase) decrease in interest-
  bearing deposits in banks             $    (5,000)      21,000         (8,000)

Cash flows from financing activities:
Payments to subsidiaries                                               (170,000)
Proceeds from stock options exercised        62,000       67,000         60,000
Dividends paid                             (587,000)    (526,000)      (484,000)
  Net cash used in financing
    activities                             (525,000)    (459,000)      (594,000)
  Net increase (decrease) in cash
    and cash equivalents                     69,000      126,000        (89,000)

Cash and cash equivalents
  at beginning of year                      136,000       10,000         99,000

Cash and cash equivalents
  at end of year                        $   205,000      136,000         10,000

Supplemental disclosures of cash flow information:
Cash paid (received) during year for:
  Interest                              $

  Income taxes (received)               $    (9,000)      (8,000)       (10,000)


FIRST BANKING CENTER, INC.
TRADING MARKET FOR THE COMPANY'S STOCK

The Company's stock is not actively traded. Robert W. Baird & Co. and A. G. Edwards & Sons, Inc., however, do make a market in the stock. The range and sales prices, based upon information given to the Company by Robert W. Baird & Co. Incorporated, A. G. Edwards & Sons, Inc. and by parties to sales, are listed below for each quarterly period during the last two years.

                                             Stock Prices
                                             Low      High

1995 by quarter                        1st  20.00     20.00
                                       2nd  20.00     21.00
                                       3rd  21.00     22.00
                                       4th  22.00     22.00

1994 by quarter                        1st  15.67     15.67
                                       2nd  15.67     17.16
                                       3rd  16.63     19.00
                                       4th  18.50     20.00