Form 10-K, Exhibit 13
period 1996-12-31
FIRST BANKING CENTER INC
filed 1997-04-01
CIK 356858

FIRST BANKING CENTER, INC.
                          FINANCIAL HIGHLIGHTS
FOR THE YEAR                                    1996           1995
Net Income                                $2,811,000     $2,804,000
Cash Dividends                               678,000        587,000

Net Income per share                            1.90           1.91
Cash Dividend declared per share                 .46            .40

Return on Average Equity                      11.29%          12.48%
Return on Average Assets                       1.07%           1.15%

AVERAGES

Assets                                  $263,162,000   $243,702,000
Total earning assets                     242,029,000    225,345,000
Loans                                    173,746,000    160,744,000
Deposits                                 205,083,000    191,734,000
Stockholders' equity                      24,903,000     22,461,000

AT YEAR END

Total Assets                            $304,720,000   $264,568,000
Stockholders' equity                      26,240,000     23,884,000
Book value per share                           17.78          16.26

                       FIRST BANKING CENTER, INC.

                 TRADING MARKET FOR THE COMPANY'S STOCK

The Company's stock is not actively traded. Robert W. Baird & Co. Incorporated and A.G. Edwards & Sons, Inc., however, do make a market in the stock. The range and sales prices, based upon information given to the Company by Robert W. Baird & Co. Incorporated, A. G. Edwards & Sons, Inc. and by parties to sales, are listed below for each quarterly period during the last two years.

                                              Stock Prices
                                              Low       High

1996 by quarter                      1st     $22.00    $23.00
                                     2nd      22.00     23.00
                                     3rd      24.00     25.50
                                     4th      25.00     26.25

1995 by quarter                      1st      20.00     20.00
                                     2nd      20.00     21.00
                                     3rd      21.00     22.00
                                     4th      22.00     22.00

Semi-annual dividends paid the last two fiscal years.

                                               1996      1995
Dividends paid
June                                           $.23     $ .20
December                                        .23       .20

 FIRST BANKING CENTER, INC. AND SUBSIDIARIES   CONSOLIDATED BALANCE SHEETS
                         December 31, 1996 and 1995

ASSETS                                                   1996          1995
 Cash and due from banks (Note B)                  $ 21,412,000  $17,638,000
 Federal funds sold                                   7,905,000    4,550,000
                                                     ----------   ----------
 Cash and cash equivalents                           29,317,000   22,188,000
 Interest-bearing deposits in banks                   4,869,000    4,303,000
 Available for sale securities - stated at fair
  value (Note C)                                     65,362,000   30,092,000
 Held to maturity securities - fair value
  of $-0- in 1996 and $30,167,000 in 1995 (Note D)                29,905,000
 Loans, less allowance for loan losses of
  $2,897,000 and $2,336,000 in 1996 and 1995
  respectively (Notes E, F and R)                   191,490,000  168,019,000
 Office buildings and equipment, net (Note G)         6,595,000    5,071,000
 Accrued interest receivable and other
  assets (Notes H, I, N and P)                        7,087,000    4,990,000
                                                   ------------ ------------
 Total assets                                      $304,720,000 $264,568,000
                                                   ============ ============
LIABILITIES AND STOCKHOLDERS' EQUITY

 Liabilities:
 Deposits: (Note J)
 Demand                                            $ 37,109,000 $ 32,995,000
 Savings and NOW accounts                           100,662,000   86,599,000
 Time                                                97,088,000   89,236,000
                                                    -----------  -----------
 Total deposits                                     234,859,000  208,830,000
 Securities sold under repurchase
  agreements (Note K)                                30,925,000   20,225,000
 U.S. Treasury note account                             540,000       91,000
 Long-term borrowings (Note L)                        9,489,000    8,933,000
 Accrued interest payable and
  other liabilities (Note N)                          2,667,000    2,605,000
                                                    -----------  -----------
 Total liabilities                                  278,480,000  240,684,000
  Commitments and contingencies (Note Q)

 Stockholders' equity: (Note M)
 Common stock, $1.00 par value, 3,000,000 shares
  authorized; 1,476,198 and 1,468,464 shares issued
  as of December 31, 1996 and 1995 respectively       1,476,000    1,468,000
 Surplus                                              4,091,000    3,995,000
 Retained earnings (Notes S and T)                   20,703,000   18,570,000
                                                     ----------   ----------
                                                     26,270,000   24,033,000
 Treasury stock, -0- and 27 shares for
  1996 and 1995 respectively, at cost                                 (1,000)
 Unrealized gain (loss) on available
  for sale securities, net                              (30,000)    (148,000)
                                                     ----------   ----------
 Total stockholders' equity                          26,240,000   23,884,000
                                                   ------------ ------------
 Total liabilities and stockholders' equity        $304,720,000 $264,568,000
                                                   ============ ============

              See Notes to Consolidated Financial Statements.

 FIRST BANKING CENTER, INC. AND SUBSIDIARIES   CONSOLIDATED STATEMENTS OF
                                  INCOME
                Years ended December 31, 1996, 1995 and 1994

                                           1996         1995        1994
Interest income:
 Interest and fees on loans (Note E)  $16,234,000  $15,017,000 $12,170,000
 Interest on securities:
 Taxable                                2,781,000    2,822,000   2,268,000
 Non-exempt                               712,000      480,000     557,000
 Interest on federal funds sold           248,000      308,000      55,000
 Interest on deposits in banks            173,000      183,000     182,000
                                       ----------   ----------  ----------
 Total interest income                 20,148,000   18,810,000  15,232,000
 Interest expense:
 Interest on deposits (Note J)          8,087,000    7,487,000   5,815,000
 Interest on federal funds
  purchased and securities sold
  under repurchase agreements (Note K)  1,143,000      940,000     446,000
 Interest on U.S. Treasury
  note account                             20,000       35,000      22,000
 Interest on long-term
  borrowings (Note L)                     514,000      504,000     352,000
                                        ---------    ---------   ---------
 Total interest expense                 9,764,000    8,966,000   6,635,000
                                       ----------    ---------   ---------
 Net interest income before
  provision for loan losses            10,384,000    9,844,000   8,597,000
 Provision for loan losses (Note F)       247,000      470,000     270,000
                                       ----------    ---------   ---------
 Net interest income after
  provision for loan losses            10,137,000    9,374,000   8,327,000
 Other operating income:
 Trust Department income                  355,000      345,000     326,000
 Service charges on deposit accounts      733,000      632,000     539,000
 Investment securities
  gains (losses) (Note C)                 (13,000)     (11,000)    (13,000)
 Other income                             687,000      541,000     506,000
                                        ---------    ---------   ---------
 Total other operating income           1,762,000    1,507,000   1,358,000
 Other operating expenses:
 Salaries and employee
  benefits (Note O)                     4,290,000    3,501,000   3,123,000
 Occupancy expenses                       605,000      547,000     511,000
 Equipment expenses                       876,000      659,000     491,000
 Computer services                        418,000      328,000     292,000
 FDIC assessment                            4,000      214,000     391,000
 Other expenses                         1,577,000    1,421,000   1,399,000
                                        ---------    ---------   ---------
 Total other operating expenses         7,770,000    6,670,000   6,207,000
                                        ---------    ---------   ---------
 Income before income taxes             4,129,000    4,211,000   3,478,000
 Income taxes (Note N)                  1,318,000    1,407,000   1,114,000
                                        ---------    ---------   ---------
 Net income                            $2,811,000   $2,804,000  $2,364,000
                                       ==========   ==========  ==========
 Earnings per share:
    Primary                               $  1.90      $  1.91    $   1.61

    Fully diluted                         $  1.90      $  1.91    $   1.61

 Weighted average shares outstanding    1,471,230    1,470,162   1,463,998


              See Notes to Consolidated Financial Statements.

  FIRST BANKING CENTER, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF
            CHANGES IN      COMPONENTS OF STOCKHOLDERS' EQUITY
               Years ended December 31, 1996, 1995 and 1994

                                                                      Unrealized
                                                                     gain (loss)
                                                                    on available
                           Common               Retained   Treasury    for sale
                            stock    Surplus    earnings    stock     securities

Balances,
 December 31, 1993    $ 1,468,000  3,975,000  14,515,000   (110,000)
 Net income - 1994                             2,364,000
 Cash dividends paid -
  $0.36 per share                               (526,000)
 Exercise of stock                    11,000                 56,000
  options
 Change in unrealized
  loss on available for
  sale securities, net                                                 (927,000)
                        ---------  ---------  ----------  ---------    --------
Balances,
 December 31, 1994      1,468,000  3,986,000  16,353,000    (54,000)   (927,000)
 Net income - 1995                             2,804,000
 Cash dividends paid -
  $.40 per share                                (587,000)
 Exercise of stock
  options                              9,000                 53,000
 Change in unrealized
  gain (loss) on
  available for sale
  securities, net                                                       779,000
                        ---------  ---------  ----------  ---------    --------
Balances,
 December 31, 1995      1,468,000  3,995,000  18,570,000     (1,000)   (148,000)
 Net income - 1996                             2,811,000
 Cash dividends paid -
  $.46 per share                                (678,000)
 Exercise of stock
  options                                                     1,000
 Issuance of 7,734 new
  shares of stock for
  the exercise of
  stock options                        8,000      96,000
 Change in unrealized
  gain (loss) on
  available for sale
  securities, net                                                       118,000
                        ---------  ---------  -----------  --------    --------
Balances,
 December 31, 1996    $ 1,476,000  4,091,000  20,703,000          0     (30,000)



See Notes to Consolidated Financial Statements.

FIRST BANKING CENTER, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH
                                   FLOWS
               Years ended December 31, 1996, 1995 and 1994

                                              1996       1995         1994
Cash flows from operating activities:
 Net income                               $ 2,811,000  $ 2,804,000  $ 2,364,000
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
 Depreciation                                 751,000      565,000      477,000
 Provision for loan losses                    247,000      470,000      270,000
 Provision for deferred taxes                (189,000)    (189,000)    (188,000)
 Amortization and accretion of bond
  premiums and discounts - net                134,000      121,000      171,000
 Amortization of excess cost over equity
  in underlying net assets of subsidiary       20,000        2,000       (1,000)
 Investment securities (gains) losses          13,000       11,000       13,000
 (Increase) decrease in assets:
 Interest receivable                          219,000     (468,000)    (269,000)
 Other assets                                (684,000)     238,000   (1,215,000)
 Increase (decrease) in liabilities:
 Taxes payable                               (140,000)    (235,000)     204,000
 Interest payable                             209,000      350,000       26,000
 Other liabilities                             (6,000)     598,000      288,000
                                              -------    ---------    ---------
 Total adjustments                            574,000    1,463,000     (224,000)
                                            ---------    ---------    ---------
 Net cash provided by operating activities  3,385,000    4,267,000    2,140,000

Cash flows from investing activities:
 Net (increase) decrease in
  interest-bearing deposits in banks         (566,000)  (2,404,000)   9,110,000
 Proceeds from sales of available for
  sale securities                           3,750,000    1,000,000    4,614,000
 Proceeds from maturities of
  available for sale securities            27,386,000   15,909,000    2,396,000
 Purchase of available for
  sale securities                         (34,738,000) (24,288,000)  (7,841,000)
 Proceeds from maturities of held to
  maturity securities                       6,190,000    7,370,000    9,655,000
 Purchase of held to maturity securities   (7,936,000)  (7,200,000) (10,255,000)
 Proceeds from sale of student loans          779,000
 Net increase in loans                    (24,497,000) (12,811,000) (20,247,000)
 Purchase of office buildings
  and equipment                            (2,297,000)    (929,000)  (1,174,000)
 Proceeds from disposal of office building
  and equipment                                21,000
 Deposit premium paid in purchase
  of branches                              (1,509,000)
                                           ----------   ---------    ----------
 Net cash used in investing activities    (33,417,000) (23,353,000) (13,742,000)

    FIRST BANKING CENTER, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF
                          CASH FLOWS (CONCLUDED)
                Years ended December 31, 1996, 1995 and 1994

                                               1996      1995         1994
Cash flows from financing activities:
 Net increase in deposits                 $26,029,000  $21,720,000  $ 9,539,000
 Dividends paid                              (678,000)    (587,000)    (526,000)
 Proceeds from long-term borrowings         3,605,000    5,609,000      415,000
 Payments on long-term borrowings          (3,049,000)  (3,481,000)
 Net increase (decrease) in U.S. Treasury
  note account                                449,000     (606,000)    (701,000)
 Net increase in securities sold under
  repurchase agreements                    10,700,000    6,470,000    4,167,000
 Proceeds from stock options exercised        105,000       62,000       67,000
 Net cash provided by
  financing activities                     37,161,000   29,187,000   12,961,000
                                           ----------   ----------   ----------
 Increase in cash and cash equivalents      7,129,000   10,101,000    1,359,000

 Cash and cash equivalents
  at beginning of year                     22,188,000   12,087,000   10,728,000

 Cash and cash equivalents at end of year $29,317,000  $22,188,000  $12,087,000
                                          ===========  ===========  ===========
Supplemental disclosures of
 cash flow information:
 Cash paid during the year for:
 Interest                                 $ 9,555,000  $ 8,616,000  $ 6,609,000

 Income taxes                             $ 1,458,000  $ 1,642,000  $ 1,106,000
Supplemental schedule of non-cash
 investing and financing activities:
 Securities held for
  investment reclassified to:
 Held to maturity securities              $     -      $    -       $29,604,000

 Available for sale securities            $31,587,000  $    -       $22,269,000

 Net change in unrealized gain (loss) on
  available for sale securities           $   118,000  $   779,000  $  (927,000)
 Acquisitions:
 Excess of cost over equity in underlying
  net assets acquired                     $ 1,509,000  $     -      $    -
 Assets acquired:
 Cash and cash equivalents                  2,644,000
 Loans                                     14,043,000
 Office building and equipment, net           247,000
 Other assets                                   1,000
 Total assets                             $18,444,000  $      -     $    -
 Liabilities assumed:
 Deposits                                 $18,431,000  $      -     $    -
 Other liabilities                             13,000
 Total liabilities                        $18,444,000  $      -     $    -


See Notes to Consolidated Financial Statements.

              FIRST BANKING CENTER, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A. Summary of Significant Accounting Policies

1.  Consolidation:
The consolidated financial statements of First Banking Center, Inc. include the accounts of its wholly owned subsidiaries, First Banking Center - Burlington and First Banking Center - Albany. First Banking Center - Burlington includes the accounts of its wholly owned subsidiary, First Banking Center Burlington Investment Corporation. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and conform to general practices within the banking industry. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

2.  Nature of banking activities:
The consolidated income of First Banking Center, Inc. is principally from income of the two bank subsidiaries. The subsidiary Banks grant agribusiness, commercial, residential and consumer loans, accepts deposits and provides trust services to customers primarily in southeastern and south central Wisconsin. The subsidiary Banks are subject to competition from other financial institutions and nonfinancial institutions providing financial products. Additionally the Company and the subsidiary Banks are subject to the regulations of certain regulatory agencies and undergo periodic examination by those regulatory agencies.

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

The subsidiary Banks maintain amounts due from banks which, at times, may exceed federally insured limits. The subsidiary Banks have not experienced any losses in such accounts.

5.  Held to maturity securities:
Securities classified as held to maturity are those debt securities the subsidiary Banks have both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost, adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. The sale of a security within three months of its maturity date or after collection of at least 85 percent of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.

6.  Available for sale securities:
Securities classified as available for sale are those debt securities that the subsidiary Banks intend to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the subsidiary Banks' assets and liabilities, liquidity needs, regulatory capital consideration, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

7.  Trading securities:
Trading securities, which are generally held for the short term, usually under 90 days, in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities.

8.  Loans:
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the amount of unpaid principal, reduced by the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The accrual of interest income on impaired loans is discontinued when, in the opinion of management, there is reasonable doubt as to the borrower's ability to meet payment of interest or principal when they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Cash collections on impaired loans are credited to the loan receivable balance, and no interest income is recognized on those loans until the principal balance is current. Accrual of interest is generally resumed when the customer is current on all principal and interest payments and has been paying on a timely basis for a period of time.

9.  Allowance for loan losses:
The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require the banks to make additions to the allowance for loan losses based on their judgments of collectibility based on information available to them at the time of their examination.

10.  Office buildings and equipment:
Depreciable assets are stated at cost less accumulated depreciation. Provisions for depreciation are computed on straight-line and accelerated methods over the estimated useful lives of the assets, which range from 15 to 50 years for buildings and 3 to 15 years for equipment.

11.  Profit-sharing plan:
The Company has established a trusteed contributory 401(k) profit-sharing plan for qualified employees. The Company's policy is to fund contributions as accrued.

12.  Other real estate owned:
Other real estate owned, acquired through partial or total satisfaction of loans is carried at the lower of cost or fair value less cost to sell. At the date of acquisition losses are charged to the allowance for loan losses. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

13.  Income taxes:
The Company files a consolidated federal income tax return and individual subsidiary state income tax returns. Accordingly, amounts equal to tax benefits of those companies having taxable federal losses or credits are reimbursed by the other companies that incur federal tax liabilities.

Amounts provided for income tax expense are based on income reported for financial statement purposes and do not necessarily represent amounts currently payable under tax laws. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The differences relate principally to the reserve for loan losses, nonaccrual loan income, deferred compensation and pension, fixed assets and unrealized gains and losses on available for sale securities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

14.  Off-balance-sheet financial instruments:
In the ordinary course of business the subsidiary Banks have entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

15.  Trust assets and fees:
Property held for customers in fiduciary or agency capacities is not included in the accompanying balance sheet, since such items are not assets of the Company. In accordance with established industry practice, income from trust fees is reported on the cash basis. Reporting of trust fees on an accrual basis would have no material effect on reported income.

16.  Earnings per share:
Earnings per share are computed based upon the weighted average number of common and common equivalent shares outstanding during each year. In the computation of weighted average shares outstanding all dilutive stock options are assumed to be exercised at the beginning of each year and the proceeds are used to purchase shares of the Company's common stock at the average market price during the year. Fully diluted earnings per share are computed in a similar manner except, to reflect maximum potential dilution, the market price at the close of the reported period is used if higher than the average market price during the year.

17.  Fair value of financial instruments:
Financial Accounting Standards Board Statement No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

      Carrying amounts approximate fair values for the following instruments:

        Cash and cash equivalents
        Federal funds sold
        Short-term borrowing
        Accrued interest receivable
        Accrued interest payable
        Variable rate loans that reprice frequently where no
         significant change in credit risk has occurred
        Demand deposits
        Variable rate money market accounts
        Variable rate certificate of deposit
        Trading account securities
        Available for sale securities

      Quoted market prices:

      Where available, or if not available, based on quoted market prices of comparable instruments for the following instrument:

        Held to maturity securities

      Discounted cash flows:

      Using interest rates currently being offered on instruments with similar terms and with similar credit quality:

        All loans except variable rate loans described above
        Fixed rate certificates of deposit
        Notes payable and other borrowing

      Quoted fees currently being charged for similar instruments:

      Taking into account the remaining terms of the agreements and the counterparties' credit standing:

        Off-balance-sheet instruments:
          Guarantees
          Letters of credit
          Lending commitments

Since the majority of the Company's off-balance-sheet instruments consists of nonfee-producing, variable rate commitments, the Company had determined it does not have a distinguishable fair value.

Note B. Cash and Due from Banks
The Company's bank subsidiaries are required to maintain vault cash and reserve balances with Federal Reserve Banks based upon a percentage of deposits. These requirements approximated $1,250,000 and $1,182,000 at December 31, 1996 and 1995 respectively.

Note C. Available for Sale Securities
Amortized costs and fair values of available for sale securities as of December 31, 1996 and 1995 are summarized as follows:

                                                  December 31, 1996
                                                   Gross       Gross
                                     Amortized  unrealized  unrealized   Fair
                                        cost       gains       losses    value

 U.S. Treasury securities         $ 6,657,000   $ 30,000  $ 15,000  $ 6,672,000
 Obligations of other U.S.
  government agencies
  and corporations                 13,890,000     11,000    27,000   13,874,000
 Obligation of states and
  political subdivisions           19,383,000     94,000    83,000   19,394,000
 Other                                140,000      1,000                141,000
                                   ----------    -------   -------   ----------
                                   40,070,000    136,000   125,000   40,081,000

 Mortgage-backed securities        21,920,000    140,000   169,000   21,891,000
 Mutual funds                       1,724,000               18,000    1,706,000
 Federal Reserve Stock                450,000                           450,000
 Federal Home Loan Bank Stock       1,234,000                         1,234,000
                                   ----------    -------   -------   ----------
                                  $65,398,000   $276,000  $312,000  $65,362,000
                                  ===========   ========  ========  ===========

                                               December 31, 1995
                                                 Gross       Gross
                                   Amortized  unrealized  unrealized    Fair
                                      cost       gains      losses     value

 U.S. Treasury securities         $ 3,749,000  $  24,000  $  2,000  $ 3,771,000
 Obligations of other U.S.
  government agencies
  and corporations                  8,963,000     20,000     4,000    8,979,000
                                   ----------     ------     -----   ----------
                                   12,712,000     44,000     6,000   12,750,000
 Mortgage-backed securities        13,204,000      7,000   199,000   13,012,000
 Mutual funds                       3,146,000               46,000    3,100,000
 Federal Home Loan Bank stock       1,230,000                         1,230,000
                                   ----------     ------   -------   ----------
                                  $30,292,000  $  51,000  $251,000  $30,092,000
                                  ===========  =========  ========  ===========

The amortized cost and fair value of available for sale securities as of December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities in mortgage-backed securities, equity securities, and mutual funds since the anticipated maturities are not readily determinable. Therefore, these securities are not included in the maturity categories in the following maturity summary:

                                                December 31, 1996
                                             Amortized         Fair
                                                cost          value

     Due in one year or less                 $15,503,000    $15,525,000
     Due after one year through 5 years       12,974,000     12,984,000
     Due after 5 years through 10 years       11,094,000     11,071,000
     Due after 10 years                          499,000        501,000
                                             -----------    -----------
                                             $40,070,000    $40,081,000
                                             ===========    ===========

Following is a summary of the proceeds from sales of investment securities available for sale, as well as gross gains and losses for the years ended December 31:

                                         1996        1995        1994
 Proceeds from sales of investment
  securities available for sale       $3,750,000  $1,000,000  $4,614,000
                                      ==========  ==========  ==========

 Gross gains on sales                 $    6,000  $           $
 Gross losses on sales                   (19,000)    (11,000)    (13,000)
                                         --------    --------    --------
                                      $  (13,000) $  (11,000) $  (13,000)
                                      =========== =========== ===========
 Related income taxes (benefit)       $           $           $   (5,000)
                                      =========== =========== ===========


Available for sale securities with a carrying amount of $32,056,000 and $19,244,000 as of December 31, 1996 and 1995 respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Note D. Held to Maturity Securities
During 1996, management reevaluated its investment goals and objectives and determined it would be better served by classifying its entire investment portfolio as available for sale. Accordingly, the Company reclassified all of its held to maturity securities to available for sale effective December 31, 1996.

Amortized costs and fair values of held to maturity securities as of December 31, 1995 is summarized as follows:

                                             December 31, 1995
                                            Gross      Gross
                               Amortized  unrealized  unrealized    Fair
                                  cost      gains       losses     value

 U.S. Treasury securities     $ 7,564,000  $ 88,000   $ 27,000  $ 7,625,000
 Obligations of other U.S.
  government agencies
  and corporations              1,783,000    22,000      2,000    1,803,000
 Obligations of states
  and political subdivisions   11,377,000   105,000     30,000   11,452,000
 Other                          1,095,000     6,000      3,000    1,098,000
                               ----------   -------     ------   ----------
                               21,819,000   221,000     62,000   21,978,000
 Mortgage-backed securities     8,086,000   144,000     41,000    8,189,000
                               ----------   -------    -------   ----------
                             $ 29,905,000  $365,000   $103,000  $30,167,000
                               ==========   =======    =======   ==========

Held to maturity securities with a carrying value of $5,771,000 as of December 31, 1995 were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Note E. Loans

Major classifications of loans are as follows:
                                                      December 31,
                                                   1996         1995

    Commercial                                $ 30,808,000   $27,659,000
    Agricultural production                      6,167,000     5,810,000
    Real estate:
      Construction                              25,164,000    20,652,000
      Commercial                                40,935,000    37,005,000
      Agricultural                                 705,000       733,000
      Residential                               79,129,000    67,729,000
    Installment and consumer                     7,225,000     6,961,000
    Municipal loans                              4,254,000     3,806,000
                                               -----------   -----------
                                               194,387,000   170,355,000
     Allowance for loan losses                  (2,897,000)   (2,336,000)
                                               -----------   -----------
    Total loans                               $191,490,000  $168,019,000
                                               ===========   ===========

Impairment of loans having recorded investment at December 31, 1996 of $260,000 and $1,501,000 at December 31, 1995 has been recognized in conformity with FASB Statement No. 114 as amended by FASB Statement No.
118. The average recorded investment in impaired loans during 1996 and 1995 was $759,000 and $807,000 respectively. The total allowance for loan losses related to these loans was $-0- for December 31, 1996 and 1995. Interest income on impaired loans of $6,000 and $7,000 was recognized for cash payments received in 1996 and 1995 respectively.

Certain directors and executive officers of the Company, and their related interests, had loans outstanding in the aggregate amounts of $1,065,000 and $765,000 at December 31, 1996 and 1995 respectively. During 1996, $837,000 of new loans were made and repayments totaled $537,000. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and did not involve more than normal risks of collectibility or present other unfavorable features.

Note F. Allowance for Loan Losses
The allowance for loan losses reflected in the accompanying consolidated financial statements represents the allowance available to absorb loan losses. An analysis of changes in the allowance is presented in the following tabulation:
                                                December 31,
                                       1996        1995          1994
 Balance, beginning of year        $2,336,000  $2,095,000    $1,886,000
 Charge-offs                          (34,000)   (291,000)     (305,000)
 Recoveries                            48,000      62,000       244,000
 Addition to allowance related to
  branch acquisitions                 300,000
 Provision charged to operations      247,000     470,000       270,000
                                    ---------   ---------     ---------
 Balance, end of year              $2,897,000  $2,336,000    $2,095,000
                                    =========   =========     =========

Note G. Office Buildings and Equipment
Office buildings and equipment are stated at cost less accumulated depreciation and are summarized as follows:
                                              December 31,
                                            1996         1995
  Land                                  $ 1,283,000   $1,079,000
  Buildings and improvements              4,999,000    4,170,000
  Furniture and equipment                 4,061,000    2,983,000
                                         ----------    ---------
                                         10,343,000    8,232,000
   Less accumulated depreciation          3,748,000    3,161,000
                                          ---------    ---------
  Total office buildings and equipment  $ 6,595,000   $5,071,000
                                          =========    =========


      Depreciation expense as of December 31, 1996, 1995 and 1994 was $751,000, $565,000 and $477,000 respectively. Excess of Cost Over Equity in Underlying Net Assets of Subsidiaries

Note H. Excess of cost over equity in underlying net assets of subsidiaries

The excess of cost over equity in underlying net assets of the Genoa City and Pell Lake branches of the First Banking Center - Burlington at the date of the branch acquisition amounted to $1,479,000. The amount is being amortized over a period of fifteen years. Amortization expense amounted to $16,000 for the year ended December 31, 1996. Accumulated amortization amounted to $16,000 at December 31, 1996.

Note I. Valuation of Core Deposits
The fair market value of core deposits of the First Banking Center - Albany at the date of acquisition amounted to $310,000. The valuation was determined by an independent appraisal firm. The amount, net of amortization, has been included as part of other assets and is being amortized over the average remaining life of the deposits. Amortization expense for the years ended December 31, 1996, 1995 and 1994 amounted to $3,000, $3,000 and $3,000 respectively. Accumulated amortization amounted to $301,000, $298,000 and $295,000 at December 31, 1996, 1995 and 1994
respectively.

The fair market value of core deposits of the Genoa City and Pell Lake branches of First Banking Center - Burlington at the date of the branch acquisition amounted to $30,000. The amount, net of amortization, has been included as part of other assets and is being amortized over a period of ten years. Amortization expense amounted to $1,000 for the year ended December 31, 1996. Accumulated amortization amounted to $1,000 at December 31, 1996.

Note J.  Deposits and Interest on Deposits
The aggregate amount of Time deposits, each with a minimum denomination of $100,000, was approximately $10,242,000 and $7,734,000 in 1996 and 1995 respectively.

At December 31, 1996, the scheduled maturities of Time deposits are as follows:
      1997                                              $64,795,000
      1998                                               23,420,000
      1999                                                4,537,000
      2000                                                3,930,000
      2001                                                  406,000
                                                         ----------
                                                        $97,088,000
                                                         ==========

Interest expense on deposits for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                     December 31,
                                       1996     1995     1994

 Interest bearing demand       $  561,000  $  519,000  $  441,000
 Money market demand accounts   1,515,000   1,389,000   1,229,000
 Savings deposits                 766,000     771,000     793,000
 Time, $100,000 and over          455,000     611,000     219,000
 Time, under $100,000           4,790,000   4,197,000   3,133,000
                                ---------   ---------   ---------
  Total                        $8,087,000  $7,487,000  $5,815,000
                                =========   =========   =========


Note K.  Securities Sold Under Repurchase Agreements
Securities Sold Under Repurchase Agreements Generally Mature Within One To 120 Days From The Transaction Date.

Information Concerning Securities Sold Under Repurchase Agreements Is Summarized As Follows:

                                                1996              1995
     Average Balance During The Year            $21,427,000    $17,112,000
     Average Interest Rate During The Year           5.31%          5.39%
     Maximum Month-End Balance During The Year $34,175,000 $20,225,000 Securities Underlying The
      Agreements At Year-End:
        Carrying Value                          $31,516,000    $23,207,000
        Estimated Fair Value                    $31,516,000    $23,106,000


Note L.   Long-Term Borrowings
During 1992, the Company entered into a master contract agreement with the Federal Home Loan Bank (FHLB) which provides for borrowing up to the maximum of $12,600,000. The indebtedness is evidenced by a master contract dated September 14, 1992. FHLB provides both fixed and floating rate advances. Floating rates are tied to short-term market rates of interest, such as Federal funds and Treasury Bill rates. Fixed rate advances are priced in reference to market rates of interest at the time of the advance, namely the rates that FHLB pays to borrowers at various maturities.

Various advances were obtained with total outstanding balances of $9,489,000 and $8,933,000 at December 31, 1996 and 1995 respectively, with applicable interest rates ranging from 4.85% to 6.83%. Interest is payable monthly with principal payment due at maturity.

The advances are secured by a security agreement pledging a portion of the subsidiary Banks' real estate mortgages with a carrying value of $14,150,000.

Future principal payments required to be made are as follows:

      Years ending December 31
      1997                                             $  150,000
      1998                                              5,263,000
      1999                                              1,545,000
      2000                                                206,000
      2001                                              2,325,000
                                                        ---------
                                                       $9,489,000
                                                        =========

Note M.   Stockholders' Equity
In 1994, the Board of Directors approved a three-for-one stock split to be accomplished by a 200% stock dividend payable on September 6, 1994. All amounts of per share data have been adjusted to reflect the stock split.

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

Activity of the Incentive Stock Option Plan is summarized in the following table:
                                     Options     Options    Options price
                                    available  outstanding    per share
    Balance, December 31, 1993      145,326      34,950    $10.00 - 15.33
    Stock options authorized under
     new plan                       300,000
    Granted                          (9,600)      9,600             19.00
    Exercise of stock option                     (6,600)    10.00 - 12.67
    Canceled                       (145,326)     (3,225)    10.00 - 15.33
                                   ---------     ------
    Balance, December 31, 1994      290,400      34,725     11.33 - 19.00
    Granted                         (12,075)     12,075             22.00
    Exercise of stock option                     (5,289)    11.33 - 12.67
    Canceled                            300      (3,575)    11.33 - 19.00
                                    -------      ------
    Balance, December 31, 1995      278,625      37,936     12.67 - 22.00
    Granted                         (14,800)     14,800             25.50
    Exercise of stock option                     (7,761)    12.67 - 19.00
    Canceled                          4,383      (4,383)    12.67 - 22.00
                                    -------      ------
    Exercisable, December 31, 1996  268,208      40,592     15.33 - 25.50
                                    =======      ======

The Company applies APB Opinion 25 and related interpretation in accounting for its plan. Accordingly, no compensation cost has been recognized for its incentive stock option plan. The effect on net income had the Company adopted FASB Statement No. 123 would be immaterial.

Note N.  Income Taxes
The provision for income taxes included in the accompanying consolidated financial statements consists of the following:
                                                  December 31,
                                        1996        1995        1994
  Current taxes:
  Federal                           $1,251,000  $1,326,000  $1,105,000
  State                                256,000     270,000     197,000
                                     ---------   ---------   ---------
                                     1,507,000   1,596,000   1,302,000
                                     ---------   ---------   ---------
  Deferred income
   taxes (benefit):
  Federal                             (163,000)   (163,000)   (162,000)
  State                                (26,000)    (26,000)    (26,000)
                                      ---------   ---------   ---------
                                      (189,000)   (189,000)   (188,000)
                                     ---------   ---------   ---------
  Total provision for income taxes  $1,318,000  $1,407,000  $1,114,000
                                     =========   =========   =========

The net deferred tax assets in the accompanying consolidated balance sheets include the following amounts of deferred tax assets and liabilities:
                                             December 31,
                                       1996     1995     1994
  Deferred tax assets:
  Allowance for loan losses       $  832,000  $  734,000  $  637,000
  Unrealized loss on available
   for sale securities                 5,000      41,000     405,000
  Depreciation                        14,000                  19,000
  Pension                            207,000     199,000     158,000
  Deferred compensation              310,000     225,000     126,000
  Other                                3,000      27,000      41,000
  Deferred tax liabilities:
  Depreciation                                   (25,000)
  Other                              (17,000)                (10,000)
                                   ---------   ---------   ---------
                                  $1,354,000  $1,201,000  $1,376,000
                                   =========   =========   =========

Management believes it is more likely than not, that the gross deferred tax assets will be fully realized. Therefore, no valuation allowance has been recorded as of December 31, 1996 or 1995.

A reconciliation of statutory Federal income taxes based upon income before taxes, to the provision for federal and state income taxes, as summarized above, is as follows:

                                              December 31,
                                 1996           1995              1994
                                     % of               % of               % of
                                    pretax             pretax             pretax
                            Amount  income    Amount   income    Amount   income
Reconciliation of statutory
 to effective taxes:
Federal income taxes
 at statutory rate       $1,404,000  34.0%  $1,432,000  34.0%  $1,183,000  34.0%
Adjustments for:
Tax-exempt interest on
 municipal obligations     (256,000) (6.2)    (188,000) (4.5)    (216,000) (6.2)
Increases in taxes
 resulting from state
 income taxes               169,000   4.1      178,000   4.2      130,000   3.7
Other - net                   1,000            (15,000) (0.3)      17,000   0.5
                          ---------  ----    ---------  ----    ---------   ----
Effective income
 taxes - operations      $1,318,000  31.9%  $1,407,000  33.4%  $1,114,000  32.0%


Note O.  Profit Sharing Plan
The Company has a 401(k) plan. Contributions in 1996 were $114,000, $92,000 in 1995 and $94,000 in 1994.

Note P.  Salary Continuation Agreement

During 1994, the Company entered into a salary continuation agreement with an officer. The agreement provides for the payment of specified amounts upon the employee's retirement or death which is being accrued over the anticipated remaining period of employment. Expense recognized for future benefits under this agreement totaled $217,161, $188,016 and $78,340 during 1996, 1995 and 1994 respectively.

Although not part of the agreement, the Company purchased paid-up life insurance on the officer which could provide funding for the payment of benefits. Included in other assets is $918,614 and $874,265 of related cash surrender value as of December 31, 1996 and 1995 respectively.

Note Q.   Commitments and Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

The Company's are party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit, financial guarantees and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company use the same credit policies in making commitments and issuing letters of credit as they do for on-balance-sheet instruments.

A summary of the contract or notional amount of the Company's exposure to off-balance-sheet risk as of December 31, 1996 and 1995 is as follows:

                                                 1996          1995
  Financial instruments whose contract
   amounts represent credit risk:
     Commitments to extend credit            $29,270,000     $22,683,000
     Credit card commitment                  $ 1,797,000     $ 1,381,000
     Standby letters of credit               $ 3,109,000     $ 4,387,000
     Interest rate swaps                     $     -         $ 2,000,000


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties. Credit card commitments are unsecured.

On April 10, 1991, the Company entered into a $2,000,000 interest rate swap agreement with another company to manage interest rate exposure. The interest rate swap agreement is structured as a hedge of specific fixed-rate loans whose terms coincide with the term of the swap agreement. Under the terms of the swap agreement, the parties exchange interest payments streams calculated on the $2,000,000 notional principal amount. The swap agreement is structured so that the Company pays a fixed interest rate of 8.27% and receives a variable rate based on the 3 month LIBOR. The variable rate of this swap agreement at December 31, 1995 was 5.94% and the weighted average for the year ended December 31, 1995 was 6.23%. The swap agreement expired on April 10, 1996, which coincides with the maturity of the fixed rate loans.

The Company and the subsidiary Banks do not engage in the use of interest rate swaps, futures or option contracts as of December 31, 1996.

Note R.  Concentration of Credit Risk
Practically all of the subsidiary Banks' loans, commitments, and commercial and standby letters of credit have been granted to customers in the subsidiary Banks' market area. Although the subsidiary Banks have a diversified loan portfolio, the ability of their debtors to honor their contracts is dependent on the economic conditions of the counties surrounding the subsidiary Banks. The concentration of credit by type loan are set forth in Note E.

Note S.  Retained Earnings
A source of income and funds of First Banking Center, Inc. are dividends from its subsidiary Banks. Dividends declared by the subsidiary Banks that exceed the net income for the most current year plus retained net income for the preceding two years must be approved by Federal and State regulatory agencies. Under this formula, dividends of approximately $4,452,000 may be paid without prior regulatory approval. Maintenance of adequate capital at the subsidiary Banks effectively restricts potential dividends to an amount less than $4,452,000.

Note T.  Regulatory Capital Requirements
The Company is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy requires the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the regulatory agencies categorized the Company as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, and leverage ratios as set forth in the table. There are no conditions or events since these notifications that management believes have changed the institution's category.

Following is a comparison of the Company and subsidiary Banks' 1996 and
1995 actual with the minimum requirements for well-capitalized and adequately capitalized banks, as defined by the federal regulatory agencies' Prompt Corrective Action Rules:
                                                                   To be well
                                                                   capitalized
                                                    For capital   under prompt
                                                     adequacy      corrective
                                       Actual        purposes  action provisions
                                   Amount  Ratio   Amount Ratio   Amount  Ratio
As of December 31, 1996:
Total capital
 (to risk weighted assets):
 First Banking Center, Inc.        $27,241 13.69%  $15,914 8.00%  $19,892 10.00%
 First Banking Center - Burlington $23,810 13.15   $14,483 8.00   $18,103 10.00
 First Banking Center - Albany     $ 2,952 16.73   $ 1,412 8.00   $ 1,765 10.00

Tier I capital
 (to risk weighted assets):
 First Banking Center, Inc.        $24,750 12.44   $ 7,957 4.00   $11,935  6.00
 First Banking Center - Burlington $21,543 11.90   $ 7,241 4.00   $10,862  6.00
 First Banking Center - Albany     $ 2,730 15.47   $   706 4.00   $ 1,059  6.00

Tier I capital (to average assets):
 First Banking Center, Inc.        $24,750  9.31   $10,632 4.00   $13,290  5.00
 First Banking Center - Burlington $21,543  9.04   $ 9,537 4.00   $11,921  5.00
 First Banking Center - Albany     $ 2,730  9.97   $ 1,095 4.00   $ 1,369  5.00

As of December 31, 1995:
 Total capital (to risk weighted assets):
 First Banking Center, Inc.        $26,370 15.46   $13,648 8.00   $17,060 10.00
 First Banking Center - Burlington $22,959 15.50   $11,850 8.00   $14,812 10.00
 First Banking Center - Albany     $ 2,785 16.28   $ 1,369 8.00   $ 1,711 10.00

Tier I capital (to risk weighted assets):
 First Banking Center, Inc.        $23,976 14.05   $ 6,824 4.00   $10,366  6.00
 First Banking Center - Burlington $21,058 14.25   $ 5,924 4.00   $ 8,886  6.00
 First Banking Center - Albany     $ 2,564 15.02   $   683 4.00   $ 1,024  6.00

Tier I capital (to average assets):
 First Banking Center, Inc.        $23,976  9.75   $ 9,836 4.00   $12,294  5.00
 First Banking Center - Burlington $21,058  9.78   $ 8,766 4.00   $10,958  5.00
 First Banking Center - Albany     $ 2,564  9.78   $ 1,049 4.00   $ 1,311  5.00


Note U.  Business Acquisition

In November 1996, First Banking Center - Burlington acquired the branch offices in Genoa City and Pell Lake, Wisconsin. This acquisition has been accounted for as a purchase and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair value at the date of acquisition. The proforma effect on net income is immaterial.

Note V. Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows:

                               December 31, 1996          December 31, 1995
                            Carrying     Estimated     Carrying      Estimated
                             amount      fair value     amount       fair value
Financial assets:
 Cash and cash
  equivalents            $ 29,317,000  $ 29,317,000  $ 22,188,000  $ 22,188,000

  Securities             $ 65,362,000  $ 65,362,000  $ 60,197,000  $ 60,259,000

  Net loans              $191,490,000  $191,009,000  $168,019,000  $168,199,000

  Accrued interest
   receivable            $  1,900,000  $  1,900,000  $  2,119,000  $  2,119,000

  Financial liabilities:
  Deposits               $234,859,000  $234,920,000  $208,830,000  $208,857,000

  Repurchase agreements  $ 30,925,000  $ 30,925,000  $ 20,225,000  $ 20,229,000

  U.S. Treasury
   note account          $    540,000  $    540,000  $     91,000  $     91,000

  Long-term borrowings   $  9,489,000  $  9,549,000  $  8,933,000  $  8,974,000

  Accrued interest
   payable               $  1,086,000  $  1,086,000  $    877,000  $    877,000

  Off-balance-sheet instruments -
   interest rate swaps                 $       -                   $    (25,000)


The estimated fair value of fee income on letters of credit at December 31, 1996 and 1995 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at December 31, 1996 and 1995.

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, fair values of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to repay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

Note W. First Banking Center, Inc. (Parent Company only) Financial
         Information


                                                          December 31,
     CONDENSED BALANCE SHEETS                           1996        1995
 Assets:
  Cash                                             $   161,000  $   205,000
  Investment in subsidiaries                        25,754,000   23,521,000
  Interest-bearing deposits in banks                   125,000      120,000
  Other assets                                         253,000      123,000
                                                    ----------   ----------
 Total assets                                      $26,293,000  $23,969,000
                                                    ==========   ==========


 Liabilities - other liabilities                   $    53,000  $    85,000
                                                        ------       ------
  Stockholders' equity:
  Common stock, $1.00 par value, 3,000,000 shares
   authorized; 1,476,000 and 1,468,000 shares
   issued in 1996 and 1995 respectively              1,476,000    1,468,000
  Surplus                                            4,091,000    3,995,000
  Retained earnings                                 20,703,000   18,570,000
                                                    ----------   ----------
                                                    26,270,000   24,033,000
  Treasury stock - -0- and 27, shares for
   1996 and 1995 respectively, at cost                               (1,000)
   Unrealized gain (loss) on available for sale
    securities, net                                    (30,000)    (148,000)
                                                    ----------   ----------
  Total stockholders' equity                        26,240,000   23,884,000
                                                    ----------   ----------
 Total liabilities and stockholders' equity        $26,293,000  $23,969,000
                                                    ==========   ==========

                                    December 31,
                          CONDENSED STATEMENTS OF INCOME
                                       1996         1995           1994
 Income:
 Dividends from subsidiaries           $  750,000  $  687,000  $  603,000
 Management fees from subsidiaries      1,714,000   1,293,000
 Other                                      7,000       6,000       6,000
                                        ---------   ---------     -------
 Total income                           2,471,000   1,986,000     609,000
                                        ---------   ---------     -------
 Expenses:
 Salaries and employee benefits         1,167,000     912,000
 Occupancy expenses                        90,000      83,000
 Equipment expense                        220,000     185,000
 Computer services                         31,000      21,000
 Other expenses                           278,000     190,000      29,000
                                        ---------   ---------      ------
 Total expenses                         1,786,000   1,391,000      29,000
                                        ---------   ---------      ------
 Income before income tax benefit
 and equity in undistributed net
 income of subsidiaries                   685,000     595,000     580,000
 Income tax benefit                       (11,000)    (31,000)     (9,000)
                                          -------     -------     -------
 Income before equity in undistributed
  net income of subsidiaries              696,000     626,000     589,000
 Equity in undistributed net income
  of subsidiaries                       2,115,000   2,178,000   1,775,000
                                        ---------   ---------   ---------
 Net income                            $2,811,000  $2,804,000  $2,364,000
                                        =========   =========   =========


                                                         December 31,
    CONDENSED STATEMENTS OF CASH FLOWS           1996       1995        1994
Cash flows from operating activities:
 Net income                                  $2,811,000  $2,804,000  $2,364,000
                                              ---------   ---------   ---------
 Adjustments to reconcile net income to net
 cash provided by operating activities:
 Amortization of goodwill                         3,000       2,000       2,000
 (Increase) decrease in other assets           (153,000)    (54,000)    (25,000)
 (Increase) decrease in income
  taxes receivable                               20,000     (23,000)     (2,000)
 Increase (decrease) in other liabilities       (32,000)     48,000
 Equity in undistributed earnings            (2,115,000) (2,178,000) (1,775,000)
                                              ---------   ---------   ---------
 Total adjustments                           (2,277,000) (2,205,000) (1,800,000)
                                              ---------   ---------   ---------
 Net cash provided by operating activities      534,000     599,000     564,000
                                              ---------   ---------   ---------

 Cash flows from investing activities - net
   (increase) decrease in interest-bearing
   deposits in banks                             (5,000)     (5,000)     21,000
                                                  -----       -----      ------
Cash flows from financing activities:
 Proceeds from stock options exercised          105,000      62,000      67,000
 Dividends paid                                (678,000)   (587,000)   (526,000)
                                                -------     -------     -------
 Net cash used in financing activities         (573,000)   (525,000)   (459,000)
                                                -------     -------     -------
 Increase (decrease) in cash
  and cash equivalents                          (44,000)     69,000     126,000
 Cash and cash equivalents at
  beginning of year                             205,000     136,000      10,000
                                                -------     -------     -------
 Cash and cash equivalents at end of year    $  161,000  $  205,000  $  136,000
                                                =======     =======     =======
Supplemental disclosures of
 cash flow information:
  Cash received during year for income taxes $  (31,000) $   (9,000) $   (8,000)
                                                 ======       =====       =====

                   FIRST BANKING CENTER, INC. AND SUBSIDIARIES
                              SUMMARY OF OPERATIONS
                  COMPARATIVE FIVE-YEAR SUMMARY (000's Omitted)
                             Years Ended December 31,
                                   1996      1995      1994      1993      1992
Summary of consolidated income:
 Interest income                $20,148    18,810    15,232    14,347    14,413
 Interest expense                 9,764     8,966     6,635     6,458     6,891
Net interest income              10,384     9,844     8,597     7,889     7,522
 Provision for loan losses          247       470       270       710       378
   Net interest income after
    provision for loan loss      10,137     9,374     8,327     7,179     7,144
 Other income                     1,762     1,507     1,358     1,374     1,312
   Sub-total                     11,899    10,881     9,685     8,553     8,456
 Other expense                    7,770     6,670     6,207     5,454     5,121
 Income before income taxes       4,129     4,211     3,478     3,099     3,335
 Income taxes                     1,318     1,407     1,114       918     1,077
  Net income                      2,811     2,804     2,304     2,181     2,258

Per share of common stock:
 Earnings per common shares
  outstanding:(Based on the
  Company's weighted average
  number of shares outstanding)
   Net income                     $1.90     $1.91     $1.61     $1.50     $1.56
 Dividends                          .46      0.40      0.36      0.33      0.31
 Weighted average number of
 common shares outstanding    1,471,230 1,470,162 1,463,998 1,457,415 1,443,060
Year-end assets                $304,720  $264,379  $231,085  $216,169  $191,654
Average assets                  263,162   243,702   217,860   197,059   173,549
Year-end equity capital          26,240    23,884    20,826    19,848    18,091
Average equity capital           24,903    22,572    20,314    19,062    17,226

INDEPENDENT AUDITOR'S REPORT


Board of Directors
First Banking Center, Inc. and Subsidiaries
Burlington, Wisconsin

We have audited the accompanying consolidated balance sheets of First Banking Center, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in components of stockholders' equity, and cash flows for the years then ended December 31, 1996, 1995 and 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as
well  as evaluating  the  overall financial  statement  presentation.   We
believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Banking Center, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

CONLEY MCDONALD LLP
Brookfield, Wisconsin
January 17, 1997

FIRST BANKING CENTER, INC. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The  following  is  a  discussion of the  financial  condition, changes in financial condition, and results of operations of the Company for the year end December 31, 1996.
      On November 1, 1996, First Banking Center-Burlington purchased two branches in southeastern Wisconsin. The combined deposits of the new branches is approximately $18 million and total loans are approximately $14 million.
Financial condition
Loans
      As  of December 31, 1996, loans outstanding were $191.5 million an
increase  of $23.5 million or 14% from December 31,     1995.  During
1996   Residential  Real  Estate  loans  increased   $11.4   million,
Construction and Land Development loans increased $4.5 million, and Commercial Real Estate loans increased $3.9 million or 17%, 22% and 11% respectively.
At December 31, 1996, Construction and Land Development loans were at $25.2 million or 13% of total loans, Residential Real Estate loans were at $79.1 million or 41% of total loans, and Commercial loans were at $30.8 million or 16% of total loans, and Commercial Real Estate loans were at $40.9 million or 21% of total loans.

Allowance for Loan Losses

     The allowance for possible loan losses was $2.9 million or 1.49% of gross loans on December 31, 1996, compared with $2.3 million or 1.37% of gross loans on December 31, 1995. Net recoveries for 1996 were $14 thousand, or .01% of gross loans, compared to net chargeoffs of $229 thousand or .14% of gross loans for 1995. As of December 31, 1996, loans on non-accrual status totaled $260 thousand or .13% of gross loans compared to $1.5 million or .88% of gross loans on December 31, 1995. The non-accrual loans consisted primarily of $139 thousand of commercial loans. On December 31, 1996, the ratio of nonaccrual loans to the allowance for loan losses was 9% compared to 64% on December 31, 1995.

     The Banks evaluate the adequacy of the allowance for loan losses based on an analysis of specific problem loans, as well as on an aggregate basis. Management reviews a calculation of the allowance for loan losses on a quarterly basis and feels that the allowance for loan losses is adequate. The allowance for loan losses is maintained at a level management considers adequate to provide for potential future losses. The level of the allowance is based on management's periodicand comprehensive evaluation of the loan portfolio, including past loan loss experience; current and projected economic trends; the volume, growth and composition of the loan portfolio, and other relevant factors. Reports of examinations furnished by State and Federal banking authorities are also considered by management in this regard.

      During 1996 $247 thousand was charged to current earnings and added to the allowance for loan losses. An additional $300 thousand was added to the allowance in the transaction relating to the acquisition of two branches on November 1, 1996.

Investment securities - Held to Maturity

      During  1996  management reevaluated its investment  goals  and objectives  and  determined it would be better served by  classifying its entire portfolio as available for sale. Accordingly the Company reclassified all its held to maturity securities to available for sale effective December 31, 1996.
Investments securities - Available for Sale
      The securities available-for-sale portfolio increased 35.3 million from $30 to $65.4 million or 118% during 1996. The majority of the increase came from the transfer of $31.5 million of Held to Maturity securities to Available for Sale. The balance of the increase was the result of additional Tax Exempt securities with maturities in the 7-10 year range. Deposits and Borrowed Funds
      As of December 31, 1996, total deposits were $234.8 million, which is an increase of $26 million or 12.5% from December 31, 1995. Savings and NOW accounts increased $14.1 million or 16% since December 31, 1995. Time deposits increased $7.8 million or 9% since December 31, 1995. Securities sold under agreement to repurchase increased $10.7 million or 53% and Federal Home Loan Borrowings increased $556 thousand or 6% since December 31, 1995. Approximately $18 million of the $26 million increase in total deposits was from the purchase of two branches on November 1, 1996.
Capital resources
      During 1996, the Company's stockholders' equity increased  $2.4 million or 10%. Net income of $2.8 million and change in unrealized loss on available for sale securities of $118 thousand were the primary reasons for the increase in equity. Cash dividends paid in 1996 were $678 thousand or $.46 per share.
      In  December  1990,  the  Federal  Reserve  Board's  risk-based guidelines became effective. Under these guidelines capital is measured against the Company's subsidiary banks risk-weighted assets. The Company's tier 1 capital (common stockholders' equity less goodwill) to risk-weighted assets was 12.4% at December 31, l996, well above the 4% minimum required. Total capital to risk-adjusted assets was 13.7%, also well above the 8% minimum requirement. The leverage ratio was at 9.3% compared to the 3% minimum requirement. According to FDIC capital guidelines, the company is considered to be "well capitalized."

Asset/liability management

      The principal function of asset/liability management is to manage the balance sheet mix, maturities, repricing characteristics and pricing components to provide an adequate and stable net interest margin with an acceptable level of risk over time and through interest rate cycles.

      Interest-sensitive assets and liabilities are  those  that  are subject
to  repricing within a specific relevant time horizon.            The
Company measures interest-sensitive assets and liabilities, and their relationship with each other at terms of immediate, quarterly intervals up to 1 year, and over 1 year.

     Changes in net interest income, other than volume related, arise when interest rates on assets reprice in a time frame or interest rate environment  that is different from the  repricing  period  for liabilities.
Changes in net interest income also arise from  changes in        the   mix   of
interest earning assets and interest-bearing liabilities.

       The   Company's   strategy  with  respect  to  asset/liability management
is to maximize net interest income while limiting our exposure to a potential downward movement. Strategy is implemented by the Bank's management, which takes action based upon its analysis of the Bank's present positioning, its desired future positioning, economic forecasts, and its goals. It is the Company's desire to maintain a cumulative GAP of + or - 15% of rate sensitive assets at the 0 to 359 day time frame.
     The following table summarizes the repricing opportunities as of December 31, 1996, for each major category of interest-bearing assets and interest-bearing liabilities:
                   0-89     90-179   180-359     +360
                   Days      Days      Days      Days     Total

Investments (1)     $29        $3       $10       $36       $78

Loans                82        24        50        38       194

Total rate
 sensitive assets   111        27        60        74       272

Rate sensitive
 liabilities (2)    136        23        39        40       238

GAP                 (25)        4        21        34

Cumulative GAP      (25)      (21)       (1)       34

GAP/Rate sensitive
 assets             -22%      -20%       -1%       12%

      (1) Includes Federal Funds Sold and Interest-Bearing Deposits in financial institutions.

      (2) Bank management treats Savings, NOW, and Money Market Demand Deposits as immediately repricable.

Liquidity

      The liquidity position of the Company is managed to ensure that sufficient funds are available to meet customers' needs for loans and deposit withdrawals. Liquidity to meet demand is provided by maintaining marketable investment securities, money market assets such as Interest Bearing Deposits in Banks, Federal Funds Sold, as well as, maintaining a full line of competitively priced deposit and short-term borrowing products. The banks are also members of the Federal Home Loan Bank system which provides the company with an additional source of liquidity. The banks are authorized to borrow up to $12.6 million secured by a security agreement pledging the bank's real estate mortgages with a carrying value of $21 million. During 1996 the Company's loan to deposit ratio increased from 80.5% to 81.5%. This increase was due to an increase in loans of $23.5 million or 14% while deposits increased $26
million or 12%. Securities sold under                                 repurchase
agreements increased $10.7 or 53% during 1996. In addition, the Company reclassified all of its securities as Available for Sale.

      Management is unaware of any recommendations by regulatory authorities, known trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Company's liquidity, capital resources, or operations.

Results of operations

Results of operations overview

      During 1996 the Company reported earnings of $2.8 million which is the same as 1995. Earnings were flat due to the fact the Company opened 3 new branches and moved an existing branch from a temporary location to a permanent sight during 1996.
Net Interest Income
      Net interest income for 1996 was $10.4 million compared to $9.8 million for 1995 an increase of $540 thousand or 6%. The increase in net interest income is due primarily to an increase in interest and fees on loan that increased from $15 million to $16.2 million or 8%. The increase in loan income
is the result of a $13.4 million or                              8.2%
increase in average balances outstanding. Total interest income increased $1.4 million as the yield on interest earning asset decreased from 8.43%
to 8.21% and average earning assets increased from $227.7 million to $251.3 million. Total interest expense increased $800 thousand. This increase is due primarily to increased average interest bearing deposits of $17.3 million or 8% and increased rates paid on deposit of .8%. The cost of all interest bearing liabilities increased from 4.70% in 1995 to 4.74% in 1996. The Company's 1996 net interest margin decreased from 4.49% to 4.33
%.

Provision for loan losses

      The Banks have established the allowance for loan losses to reduce the gross level of loans outstanding by an estimate of uncollectible
loans.   As loans are deemed uncollectible,  they  are charged  against  the allowance. A provision for loan losses is expensed against current income on a monthly basis. This provision acts to replenish the allowance for loan losses to accommodate chargeoffs and growth in the loan portfolio, thereby maintaining the allowance at an adequate level.

      During 1996 $247 thousand was charged to current earnings and added to the allowance for loan losses. An additional $300 thousand was added directly to the allowance through the acquisition of two branches on November 1, 1996.

Non-interest income and expense

      Non-interest income during 1996 increased $255 thousand or 17% from 1995. This increase is due primarily to increased income from service charges on deposit, which increased $101 thousand or 16%.

     Non-interest expense during 1996 increased from $6.7 million to $7.8 million an increase of $1.1 million or 16%. Salaries and benefits increased $789 thousand or 23%, equipment expense increase $217 thousand or 33%, and occupancy expense increased $58 thousand or 11%. The increase in non-interest expense was due primarily to the growth the Company experienced. During 1996 the Company opened 3 new branches, purchased 2 branches, and moved one branch from a temporary site to a permanent site.